Exhibit 10.28
ON-SITE STEAM SUPPLY AGREEMENT
BETWEEN
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
AND
THE BOC GROUP, INC.

EXHIBIT A	GENERAL
EXHIBIT B	PRICE ADJUSTMENTS
EXHIBIT C	PURPA REGULATIONS
EXHIBIT D	SAMPLE CALCULATIONS
EXHIBIT E	DELIVERY POINTS FOR STEAM AND CONDENSATE

ON-SITE STEAM SUPPLY AGREEMENT

THIS AGREEMENT is made and entered into as of the 10th day of October, 2002, between NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership ("NEA") and THE BOC GROUP, INC., a Delaware corporation ("BOC").

WHEREAS, BOC and NEA have entered into that certain Operating Lease Agreement dated October 10, 2002 (the "Operating Lease") pursuant to which BOC has leased and will operate and maintain NEA's carbon dioxide processing plant facility located at Bellingham, Massachusetts (the "Facility");

WHEREAS, BOC and NEA have entered into that certain Flue Gas Agreement dated October 10, 2002 (the "BOC Flue Gas Sale Agreement") pursuant to which BOC has agreed to purchase and NEA has agreed to sell flue gas produced by NEA's cogeneration power plant associated with the Facility (the "NEA Plant") necessary for the production of carbon dioxide gas; and

WHEREAS, BOC wishes to purchase from NEA and NEA wishes to sell to BOC the steam produced by the NEA Plant for the production of carbon dioxide gas.
NOW THEREFORE, in consideration of the mutual promises hereinafter contained, and subject to the terms and conditions of this Agreement, BOC and NEA hereby agree as follows:
1. DEFINITIONS

Unless defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the meanings set forth in this Section. The terms defined below or used elsewhere in this Agreement shall be deemed to refer to the singular or plural as the context requires.

1.1 "Affiliate" shall mean any company, person or other legal entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the party specified, where control means the possession, directly or indirectly, of the power to direct the management and policies of a party, whether through the ownership of voting securities, contract or otherwise.

1.2 "Flue Gas" shall mean the feedstock produced by the NEA Plant and supplied to each of BOC and Praxair Inc. ("Praxair") pursuant to the terms of flue gas agreements entered into separately with BOC and Praxair, respectively, and meeting the specifications as set forth therein.

1.3 "Minimum Product Charge" shall mean the monthly base charge for Steam as charged by NEA under this Agreement as set forth in Section IV of Exhibit A attached hereto.
1.4 "Minimum Summer Flow Rate" shall mean 71,500 pounds of Steam per hour.
1.5 "Minimum Winter Flow Rate" shall mean 54,000 pounds of Steam per hour.
1.6 "Power" shall mean the amount of electricity generated by the NEA Plant which will be delivered to the Facility.
1.7 "Relevant Agreements" shall mean collectively, the Operating Lease and BOC Flue Gas Sale Agreement.

1.8 "Seasonal Take or Pay" shall mean BOC's required hourly average Summer or Winter Flow Rates of Steam during the Summer and Winter seasons, respectively, as set forth in Section I of Exhibit A attached hereto and subject to the availability allowances stated herein.

1.9 "Shortfall" shall mean the condition when (i) NEA is producing or making available the Steam at less than the Minimum Summer or Minimum Winter Flow Rates as set forth in Section I of Exhibit A attached hereto required by BOC pursuant to this Agreement or (ii) that Power and/or Flue Gas are not available such that the Facility cannot operate at the production levels that it has been demonstrated to be capable of running.

1.10 "Steam" shall mean steam produced by the NEA Plant meeting the Specifications.
1.11 "Specifications" shall mean the temperature and pressure specifications of Steam to be supplied under this Agreement as set forth in Section II of Exhibit A hereto.
1.12 "Supply Period" shall mean the Initial Supply Period defined in Section III of Exhibit A during which NEA agrees to supply Steam to the Facility, and any extensions therein.
1.13 "Summer" shall mean the period of time running from May 1st up to and including October 31st for each year during the Supply Period.
1.14 "Winter" shall mean the period of time running from November 1st up to and including April 30th for each year of the Supply Period.
2. PURCHASE AND SALE OF STEAM

2.1 NEA shall sell and deliver to BOC BOC's requirements for Steam at the Facility, up to a maximum flow rate of 100,000 pounds of Steam per hour. BOC shall purchase and accept Steam produced by the NEA Plant provided that the Steam delivered to BOC shall meet the Specifications.

2.2 Subject to Section 7 below, when and to the extent that the NEA Plant is operating, NEA shall make Steam available to BOC at the battery limits between the NEA Plant and the Facility referenced on drawing # 624700-4-0151, Rev 5, Exhibit E (the "Delivery Point").

2.3 BOC shall apply such Steam solely to thermal use within the meaning of the NEA Plant's thermal use requirements for "qualifying facility" status (its "QF Status") under the Public Utility Regulatory Policy Act of 1978 and the regulations issued thereunder, attached hereto as Exhibit C.

2.4 BOC shall nominate in writing the expected consumption levels of Steam on a monthly basis prior to the close of business on the last day of each preceding month. On the tenth business day following the end of the first and second quarters and on the tenth business day of each calendar month thereafter, NEA shall advise BOC in writing of the amounts of Steam BOC must take which are sufficient for NEA to maintain its QF Status under applicable regulations and BOC shall operate the Facility so as to utilize such amount of Steam.

3. STEAM QUANTITY OBLIGATION

BOC shall be obligated to take delivery of 473 million pounds of Steam during each calendar year of the Supply Period to be made available or delivered at an average hourly flow rate of 54,000 lbs/hr at anytime when Flue Gas and Power are made available to BOC pursuant to the Relevant Agreements; provided, that during any period in which the NEA Plant is not producing Steam and Flue Gas or Power is unavailable or neither turbine is operating on natural gas, then BOC's obligation to take delivery of 473 million pounds of Steam shall be reduced on an hourly basis by 54,000 pounds during such time; provided further that BOC shall not be in material breach of this Agreement for any failure to take 473 million pounds of Steam during each calendar year of the Supply Period if at the end of such calendar year BOC takes sufficient Steam for NEA's Plant to maintain its QF Status. NEA shall not be required to operate the NEA Plant solely to furnish Steam to BOC, but at all times that NEA is producing Steam at the NEA Plant, NEA must deliver sufficient Steam at a minimum of 54,000 lbs/hr to operate the Facility.

4. TERM

Subject to Section 18.1, this Agreement shall be in effect from the date first set forth above through the expiration or termination of the Initial Supply Period and shall continue in effect thereafter, unless either party terminates by providing the other with at least twelve (12) months prior written notice of termination of this Agreement, which termination shall be effective no earlier than the expiration of the initial Supply Period.

5. SPECIFICATIONS
5.1 BOC may reject Steam delivered to BOC under this Agreement that does not conform to the Specifications.

5.2 Subject to Section 2.3, final determination of the use of the Steam taken by BOC is the sole responsibility of BOC. BOC may obtain and install testing devices to determine whether the Steam delivered to BOC hereunder conforms to the Specifications before BOC uses it at BOC's discretion, but no error in, or failure to make, any such test shall impair any right on the part of BOC to pursue its remedies hereunder. BOC shall use commercially reasonable efforts to return all condensate recovered from the Steam delivered hereunder. BOC shall pay NEA the Condensate Shortfall Payment within twenty-five (25) days after receipt of an invoice therefor. "Condensate Shortfall Payment" for any period equals $0.003 multiplied by the positive difference, if any, between the number of pounds of Steam delivered to BOC and the number of pounds of condensate returned to NEA at the battery limits between the Facility and the NEA Plant referenced on drawing #624700-4-0151, Rev 5, Exhibit E (the "Condensate Delivery Point").

5.3 In the event that any Steam delivered to BOC by NEA fails to meet the Specifications, BOC, at its option, has the sole right to determine whether to purchase such Steam and any decision not to purchase such non-conforming Steam shall be subject to the provisions of Section 15.3 below.

6. WARRANTY

OTHER THAN AS SET FORTH HEREIN, NEA MAKES NO WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND OR NATURE WITH RESPECT TO THIS AGREEMENT, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. PRICE AND PAYMENT
7.1 For each month of the Supply Period, NEA shall bill BOC and BOC shall pay NEA in accordance with the pricing schedule set forth in Section IV of Exhibit A.

7.2 To the extent that BOC requires additional Steam in amounts greater than the Seasonal Take or Pay quantities as provided herein, and BOC wishes to purchase such additional Steam from NEA, then NEA shall sell and deliver such additional Steam to BOC at the rates set forth in Section IV of Exhibit A. If for any reason the Facility is not operating and Power, Steam or Flue Gas are available (a "Facility Outage"), then BOC shall continue to pay the Minimum Product Charge for Summer Steam or Winter Steam as the case may be, provided that if in any calendar year the number of hours of Facility Outage exceed 48, any Minimum Product Charge paid with respect to any Facility Outage hour after the 48th hour (prorated on an hourly basis) shall be applied as a credit by the end of the following calendar year on a dollar for dollar basis against BOC's payment obligations for Incremental Supply of Steam as defined in Exhibit A, Section IV, for up to a total of two hundred and forty (240) credit hours over a calendar year. A sample calculation of the credit is contained in Exhibit D.

7.3 NEA shall submit a monthly invoice to BOC, on or before the 5th of each month, covering all charges and other sums, if any, applicable to such month as well as all Steam delivered during the prior month not covered by the prior invoice. Such invoices shall be on a net cash basis, payable by BOC within twenty-five (25) days after receipt thereof. Any payments owing to NEA pursuant to this Section 7 that are not paid when due (other than as a result of a delay directly caused by NEA) shall be subject to interest at a rate equal to the lesser of the prime rate as listed in the Wall Street Journal under 'Money Rates' plus two percent (2%) or the maximum permitted by law.

8. PRICE ADJUSTMENTS

Each January 1 after the first calendar year of the Supply Period, NEA shall adjust the Pricing Schedule in Exhibit A, Section IV in accordance with the procedures set forth in Exhibit B attached hereto.

9. TAXES

Any tax assessment or excise imposed by any present or future law or by any governmental authority in connection with any Steam sold or delivered hereunder (other than income, real estate or franchise taxes imposed on NEA or NEA's property), if paid by NEA as the result of its performance under this Agreement shall be added to amounts invoiced and shall be paid by BOC.

10. MEASUREMENT
10.1 Steam deliveries shall be measured hourly.

10.2 NEA shall install and maintain such metering equipment as may be necessary hereunder. Either party may notify the other party to inspect and test such metering equipment. Such requesting party shall bear the costs of such test, which will be performed by NEA. If any meter is found to be inaccurate by more than two percent (2%), any billings based on such meter shall be adjusted to offset such inaccuracy with respect to only those deliveries made during the shorter of thirty (30) days prior to such test or the last half of the period of time since the last meter test. In addition to the foregoing metering equipment, BOC may install, maintain and calibrate, at its sole expense, check meters.

11. CLAIMS

Written notice of all claims relating to any Steam delivered by NEA (or not delivered) shall be made within thirty (30) days of such delivery (or after the date that the same should have been delivered). Written notice of all claims with respect to billing matters shall be made within one (1) year of the date of the relevant invoice.

12. PLANT DOWNTIME
NEA shall promptly notify BOC of any NEA Plant downtime and the anticipated duration of such downtime.
13. LIMITATIONS OF LIABILITY

Except for the indemnification obligations set forth in Sections 14.1, 14.2 and 14.3, in no event shall either party be liable to the other in contract or tort for any indirect, special, incidental or consequential damages under any circumstances including, without limitation, any such damages caused by, or arising out of, in whole or in part, any negligent action or omission or related strict liability (whether loss or use, loss of work in progress, downtime, loss of profits or any other similar or dissimilar damage) even if advised of the possibility of such damages.

14. INDEMNIFICATION

14.1 Except as otherwise set forth in this Agreement, each party (the "Indemnifying Party") agrees to indemnify and hold the other party, its directors, officers, agents, and employees (the "Indemnitees") harmless from and against any and all claims, damages, losses, demands, liabilities and actions or causes of action, including any and all cost or expense of any kind or nature related thereto (including court costs and reasonable attorneys' fees) asserted by any person other than a party or its Affiliates (collectively, "Claims") including Claims resulting from bodily injury, death or damage to property of any person to the extent arising out of or caused by the reckless, negligent or willful acts or omissions of the Indemnifying Party arising from or in connection with its obligations hereunder.

14.2 In the event an Indemnitee seeks to be indemnified hereunder, it shall promptly notify the Indemnifying Party in writing of the facts and circumstances upon which any such Claim is based; provided that failure to do so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder. The Indemnifying Party shall defend each Claim which is less than or equal to the amounts set forth in Section 14.3 with counsel of its sole choice and shall have the sole authority to settle or compromise the same. As long as the Indemnifying Party defends a Claim, the party bringing the Claim shall not be responsible for the fees of attorneys retained separately by it. Upon the Indemnifying Party's request, the Indemnitees shall cooperate with the Indemnifying Party in the defense of each Claim with such cooperation including providing information necessary to answer interrogatories, producing requested documents and making employees available as witnesses at oral deposition and/or trial.

14.3 Notwithstanding any other provision hereof, the parties' indemnification obligations under this Section 14 with respect to any matter arising out of, under or in connection with this Agreement shall not exceed in the aggregate US$500,000 per Claim or event, subject to a total aggregate capped amount of US$1,000,000 over the term of this Agreement.

14.4 Any payment made by a party pursuant to this Section in respect of any Claim shall be net of any insurance proceeds realized by and paid to the Indemnitee in respect of such Claim and shall be reduced by an amount equal to any tax benefits realized by the Indemnitee which are attributable to such Claim.

15. EXCUSED AND UNEXCUSED NON-PERFORMANCE

15.1 Other than in respect of a payment of money due, neither party shall have any liability to the other for failure to perform its obligations, delay or loss occasioned by circumstances or any event or occurrence beyond the reasonable control of the affected party ("Force Majeure"). Force Majeure events may include acts of God or public enemy; fire; explosion; flood; drought; war; riots; sabotage; accident; embargo; governmental priority; requisition; condemnation; nationalization; allocation or other action by governmental authority; unavailability of equipment due to extraordinary equipment failure (unless such failure occurred as a result of the affected party's failure to maintain same in accordance with generally accepted industry standards); pipeline breaks; blockades; unavailability of supply of raw materials from normal sources; or labor matters.

15.2 If a party is unable to perform any obligation in this Agreement because of Force Majeure, then the obligations of that party shall be suspended to the extent and for the period of such Force Majeure condition, provided that: (i) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; (ii) the affected party uses reasonable endeavors to avoid and reduce the effects of the Force Majeure event, and to resume performance of its obligations; (iii) the affected party gives prompt written notice to the other party setting out the nature of the event of Force Majeure, the impact it will have on performance, and its expected duration, and provides status updates whenever there is any significant change.

15.3 Each time that any Shortfall occurs for forty-eight (48) consecutive hours or more, then that portion of the Minimum Product Charge (together with any then applicable price adjustment) which BOC would otherwise have been obligated to pay to NEA pursuant to the Agreement that is apportionable to such time shall be abated by an amount equal to the Minimum Product Charge times the quotient of the number of hours that the Shortfall existed minus 48 divided by the number of hours in the month. The abatement of the Minimum Product Charge shall be BOC's exclusive remedy for any failure by NEA to supply Steam and/or Flue Gas and NEA shall not be in default hereunder for such failure if the Minimum Product Charge is abated.

15.4 BOC's performance under this Agreement shall be further excused in the event neither of the gas turbines at the NEA Plant are operating on natural gas and any payments due hereunder shall be abated as provided in Section 15.3 above

16. ASSIGNMENT

Either party may assign this Agreement to any person to whom it assigns its interest under the Operating Lease in accordance with the terms of the Operating Lease and this Agreement shall be assigned to any person to whom a party assigns its interest under the Operating Lease.

17. NOTICES

Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given if delivered personally or sent by telex, telecopy, facsimile transmission (confirmed by certified mail) or by certified mail (postage prepaid, return receipt requested), addressed as provided below. Until another address or addressee shall be furnished in writing by either party, notices shall be given in duplicate, addressed as follows:

if to NEA:	Northeast Energy Associates, Limited Partnership c/o FPL Energy LLC 700 Universe Blvd, P.O. Box 14000 Juno Beach, FL 33408 Attn: Business Manager Telecopier: (561) 691-7309
if to BOC:	The BOC Group, Inc. 575 Mountain Avenue Murray Hill, NJ 07974 Attn: General Counsel Telecopier: (908) 771-4775
With a copy to:	Vice President, Product Management Facsimile Number: (908) 771-1468
18. TERMINATION

18.1 This Agreement or any or all of the services to be provided hereunder may be terminated by either party (the "non-defaulting party") if any of the following events ("Events of Default") occur by or with respect to the other party (the "defaulting party"): (i) the defaulting party commits a material breach of any of its obligations hereunder (including a failure to make payment when due) and, subject to Section 20, fails to cure such breach within thirty (30) days of receipt of written notice from the non-defaulting party; (ii) any insolvency of the defaulting party, any filing of a petition in bankruptcy by or against the defaulting party, any appointment of a receiver for the defaulting party, or any assignment for the benefit of the defaulting party's creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof; or (iii) the Operating Lease or both flue gas agreements are terminated due to a default by the defaulting party. Upon any Event of Default, in addition to its right to terminate this Agreement, a party may pursue any remedy available at law or in equity. In addition, if the Operating Lease is terminated for any reason other than a default hereunder, this Agreement shall automatically terminate.

18.2 Termination shall not release either party from any obligation or liability incurred prior to the date of termination. In all other respects, the rights and obligations of the parties to this Agreement which expressly or by implication come into or continue in force after the date of termination or expiration of this Agreement shall survive termination or expiration. Neither party shall have any liability to the other party for terminating the Agreement pursuant to this Section 18.

19. GENERAL PROVISIONS
19.1 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any provision hereof.

19.2 This Agreement and the Exhibits attached hereto set forth the entire agreement between NEA and BOC with respect to the purchase and sale of Steam for use at the Facility. This Agreement supersedes and cancels all prior and contemporaneous agreements and understandings between the parties, oral or written, relating to the purchase and sale of Steam for use at the Facility. The parties recognize that this Agreement and the Relevant Agreements are part of an integrated transaction.

19.3 The parties may, from time to time, use purchase orders, acknowledgments, websites, click through agreements, EDI documents or other instruments to order, acknowledge or specify delivery times, suspensions, quantities or other similar specific matters concerning the Steam or relating to performance hereunder, but the same are intended for convenience and record purposes only and any provisions which may be contained therein are not intended for convenience and record purposes only and any provisions which may be contained therein are not intended to (nor shall they serve to) add to or otherwise amend or modify and provision of this Agreement, even if signed or accepted on behalf of either party with or without qualification.

19.4 If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and it is the intention of the parties that any such provision be reformed so as to make it enforceable to the maximum extent permissible under applicable law.

19.5 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.6 This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws.

19.7 The relationship between BOC and NEA is that of independent contractors. Neither party is agent for the other and neither party has any authority to make any contract, whether expressly or by implication, in the name of the other party without that party's prior written consent.

19.8 Each party represents that this Agreement has been duly authorized by all necessary corporate action on its part to be performed and that it is free as of the date of this Agreement of any statutory, contractual or other obligations that would prevent it from entering this Agreement and performing hereunder.

19.9 No extension (whether pursuant hereto or otherwise), amendment, modification, change, waiver or discharge of, or addition to, any provision of this Agreement shall be effective unless the same is in writing and is signed or otherwise assented to in writing by an authorized individual on behalf of BOC and NEA, and unless such writing specifically states that the same constitutes such an amendment, modification, change, waiver or discharge of, or addition to, one of more provisions of this Agreement.

19.10 In the event approvals or notifications of any governmental authorities are needed for the effectiveness of this Agreement, then this Agreement shall not become effective until such approvals are obtained or such notifications have become effective. NEA shall provide its full assistance in obtaining any such approval or to give any notice, as and when needed.

20. DISPUTE RESOLUTION

In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed or may fail to fulfill any obligation hereunder, or that its expectation of receiving due performance under this Agreement may be impaired, such party will promptly notify the other party in writing of the substance of its belief. The party receiving such notice must respond in writing within thirty (30) days of receipt of such notice and either provide evidence that the condition has been cured, or provide an explanation of why it believes that its performance is in accordance with the terms of this Agreement, and also specify three (3) dates, all of which must be within thirty (30) days from the date of its response, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three (3) dates, and a dispute resolution meeting will be held. If the parties cannot, in good faith discussions, resolve their dispute, they will submit the dispute to senior executives representing each party who are authorized to resolve such dispute, respectively. Any resolution upon which these executives may agree will be final and binding on the parties. If said dispute cannot be settled within thirty (30) days after the initial request for a senior executive level meeting, the parties will attempt in good faith to resolve the dispute by mediation. The parties shall agree upon a neutral mediator chosen from the Center of Public Resources Judicial Panel to medicate efforts to arrive at a settlement. If the dispute has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure, or if the parties do not agree to pursue mediation within sixty (60) days of the initial request for meeting, each party shall be free to pursue all its legal remedies.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
THE BOC GROUP, INC.		NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP By Northeast Energy, LP, its General Partner By ESI Northeast Energy GP, its Administrative General Partner
By:	R S GRANT	By:	RONALD SCHEIRER

Name:	R. S. Grant	Name:	Ronald Scheirer

Title:	Vice President	Title:	Vice President

EXHIBIT A

I.	Production and Delivery Capabilities
Seasonal Take or Pay
Minimum Summer Flow Rate 71,500 lbs./hr Steam on an hourly basis.
Minimum Winter Flow Rate 54,000 lbs./hr Steam on an hourly basis.
II.	Steam Specifications
Per ASME CRDT vol 34 standard for boiler feed water
	Pressure:	42-150 psig
	Temperature:	350[o]F - 450[o]F
	Total Dissolved Solids:	0.5 to 1 ppm
	Silica:	0.02 ppm maximum
	Conductivity:	25 micro ohms maximum
	pH:	8.0 - 8.5
III.	Initial Supply Period
January 1, 2003 through September 14, 2016
IV.	Pricing Schedule
Base Supply:
Minimum Product Charge for Summer Steam - $149,978.40
Minimum Product Charge for Winter Steam - $80,146.80
The Minimum Product Charge shall be escalated as per Exhibit B
Incremental Supply:
Charge for Summer Steam > 71,500 lbs./hr
$3.85/1000 lbs.
Charge for Winter Steam > 54,000 lbs./hr
$3.85/1000 lbs.
The Incremental Supply charge shall be escalated as per Exhibit B

EXHIBIT B
PRICE ADJUSTMENTS
The Minimum Product Charge for the Base Supply (for both Summer and Winter) shall be adjusted effective January 2004 and annually thereafter by the following formula:
Minimum Product ChargeNew = Minimum Product Charge x (PPIN/PPIB)
Where
PPIB = Final annual average PPI Industrial Commodities for the time period January 1, 2002 to December 31, 2002
PPIN = Annual average PPI Industrial Commodities for the twelve month period preceding each escalation
Minimum Product ChargeNew = new steam charge; provided however that the Minimum Product ChargeNew shall never be less than the Minimum Product Charge

Invoices issued prior to publication of final PPIN will reflect a provisional adjustment based on publication of the preliminary PPIN and will be adjusted promptly following publication of the final PPIN. Invoices issued following publication of the final PPIN will include any necessary adjustments which result from changing any months provisional PPI to the final PPI. NEA shall calculate all pricing adjustments herein and provide BOC with a copy of the calculations for BOC's verification of the same.

The charge for Incremental Supply of natural gas (for both Summer and Winter) shall be adjusted each January 1 by the following formula:
PriceNew = PriceBase x (NGN/NGB)
Where
NGB = Average of the NYMEX Henry Hub final settlement price for each month in calendar year 2002.
NGN = Average of the NYMEX Henry Hub final settlement price for each month in the preceding calendar year.
PriceNew = New Incremental Steam price as calculated above, however the PriceNew shall never be less than PriceBase.
PriceBase = $3.85 per 1000 lbs. of Steam

EXHIBIT C
PURPA REGULATIONS

EXHIBIT D
SAMPLE CALCULATION TO APPLY CREDITS
Example 1 - Facility is not operating for 40 hours during June (Summer month) during first contract year.
Minimum Product Charge = $149,978.40
Hourly Charge = $149,978.40 / 30 days / 24 hours per day = $208.30 / hour
Minimum Downtime per event - 48 Hours
No Credit Allowed
Example 2 - Facility is not operating for 98 hours during June. First BOC downtime event during calendar year
Minimum Product Charge = $149,978.40
Hourly Charge = $149,978.40 / 30 days / 24 hours per day = $208.30 / hour
Minimum Downtime per event prior to banking credits - 48 Hours
Allowable Credits - 98 hours minus 48 hours = 50 Hours times $208.30 / hour equals $10,415.17 credits
Credits can be applied against Incremental Supply Charge within 12 months of incurring this downtime event
Example 3 - Facility is not operating for 312 hours during June. First BOC downtime event during calendar year
Minimum Product Charge = $149,978.40
Hourly Charge = $149,978.40 / 30 days / 24 hours per day = $208.30 / hour
Minimum Downtime per event prior to banking credits - 48 Hours
Maximum Downtime per year - 240 hours
Allowable Credits - 312 hours minus 48 hours = 264 Hours - Greater than annual cap, so limited to annual cap of 240 hours.
Credit Calculation - 240 hours times $208.30 / hour equals $49,992.00 credits
Credits can be applied against Incremental Supply Charge within 12 months of incurring this downtime event
Example 4 - Facility is not operating for 98 hours during June. BOC has already used 200 allowable credit hours during calendar year.
Minimum Product Charge = $149,978.40
Hourly Charge = $149,978.40 / 30 days / 24 hours per day = $208.30 / hour
Minimum Downtime per event prior to banking credits - 48 Hours
Maximum Downtime per year - 240 hours
Allowable Credits - 98 hours minus 48 hours = 40 Hours

As the event's 40 hours plus the already experienced 220 hours is greater than the cap, this event's credit hours are limited to 20 hours (240 minus 220), and no other credit hours are allowed during the calendar year.

Credit calculation - 20 hours times $208.30 / hour equals $4,166.00 credits
Credits can be applied against Incremental Supply Charge within 12 months of incurring this downtime event

EXHIBIT E
DELIVERY POINTS FOR STEAM AND CONDENSATE